Exhibit (a)(1)(E)

Offer to Purchase for Cash

by

AMN Healthcare Services, Inc.

up to

An Aggregate of $180.0 million of

Shares of its Common Stock, par value $0.01 per Share

and

Vested and Exercisable Options to Purchase Shares of its Common Stock

At a Purchase Price of $18.00 per Share and

$18.00 per Option (Less the Applicable Option Exercise Price)

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON OCTOBER 1, 2003, UNLESS THE OFFER IS EXTENDED.

September 4, 2003

To Our Clients:

Enclosed for your consideration is the Offer to Purchase dated September 4, 2003, of AMN Healthcare Services, Inc., a Delaware corporation (the “Company”), and a related specimen Letter of Transmittal (which together constitute the “Offer”), pursuant to which the Company is inviting holders of its common stock, par value $0.01 per share (“Shares”), to tender their Shares for purchase by the Company at a price of $18.00 per Share, net to the seller in cash, without interest. Pursuant to the Offer, the Company is also inviting its employees who are holders of the 3,138,030 vested and exercisable options to purchase Shares (each, an “Option”) at exercise prices less than $18.00 per Share that were outstanding as of September 2, 2003 to tender each such Option for purchase by the Company at a price equal to $18.00, less the applicable exercise price of such Option, net to the seller in cash, without interest. The Company will purchase Shares and Options (collectively, “Securities”) whose purchase price does not exceed $180.0 million, in the aggregate. The Company may elect, but shall not be obligated, to purchase additional Securities pursuant to the Offer. The Offer to Purchase and a specimen Letter of Transmittal are being forwarded to you as the beneficial owner of Shares held by us as a nominee for your account but not registered in your name. A tender of such Shares can be made only by us as the holder of record and only pursuant to your instructions.

The specimen Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

Your attention is called to the following:

•	the purchase price is $18.00 net per Share to you in cash, without interest;

•	the Offer is not conditioned upon any minimum amount of Securities being validly tendered but is subject to, among other things, the availability of financing for the purchase of Securities;

•	the Offer expires at 12:00 midnight, Eastern Time, on October 1, 2003, unless extended (the “Expiration Date”). Securities must be properly tendered by the Expiration Date to ensure that at least some of your Securities will be purchased. Your instructions to us should be forwarded in ample time to permit us to submit a timely tender on your behalf;

•	some of the Company’s principal stockholders, who held, as of September 2, 2003, approximately 46.7% of the outstanding Shares, have informed the Company that they intend to tender all of their Shares in the Offer. Therefore, the Company expects that all tenders will be subject to proration; and

•	the Offer is on the terms and subject to the conditions set forth in the Offer to Purchase, which you should read carefully.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified by you in the instruction form.

The enclosed specimen Letter of Transmittal is furnished to you for your information only and should not be used to tender Shares that you own through us. The method of delivery of this document is at your election and your risk. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all other cases, sufficient time should be allowed to ensure timely delivery.

As described in the Offer to Purchase, if more than $180.0 million in aggregate purchase price of Securities (or such greater amount of Securities as the Company may elect to purchase) are validly tendered on or prior to the Expiration Date, subject to the terms and conditions of the Offer, the Company will purchase all Securities validly tendered and not withdrawn on or prior to the Expiration Date on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Securities).

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Securities residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase dated September 4, 2003 and a specimen Letter of Transmittal relating to the offer by AMN Healthcare Services, Inc. (the “Company”) to purchase up to $180.0 million in aggregate purchase price of its outstanding common stock, par value $0.01 per share (“Shares”), and vested and exercisable options to purchase Shares (“Options”), or such greater amount of Shares and Options as the Company may elect to purchase.

This will instruct you to tender to the Company the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related specimen Letter of Transmittal that you have furnished to the undersigned.

SHARES TENDERED

Indicate below the number of Shares to be tendered by us.

                         Shares

Signature

Name

(Please Print)

Account Number

Address

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

Date:                              , 2003